                                              EXHIBIT B

                             FRONTIER AIRLINES 2004 EQUITY INCENTIVE PLAN

1. PURPOSE

The purpose of this Frontier Airlines 2004 Equity Incentive Plan (the  "Plan") is to advance the interests of
Frontier Airlines, Inc., a Colorado corporation, and its affiliates and subsidiaries (hereinafter collectively
"Frontier" or the "Corporation"), by stimulating the efforts of employees who are selected to be participants in the
Plan, aligning the long-term interests of participants with those of shareholders, heightening  the desire of participants to continue in working toward and contributing to the success of Frontier, assisting Frontier in competing effectively with other businesses for the services of talented employees necessary for the continued
improvement of Frontier's operations, and to attract and retain the best available individuals for service on the
Board of Directors of the Corporation.  This Plan permits the grant of stock options, stock appreciation rights, restricted stock and stock units, each of which will be subject to such conditions as continued employment, passage of time or satisfaction of performance criteria as will be specified pursuant to the Plan.

2. DEFINITIONS

(a) "Award" means a stock option, stock appreciation right, restricted stock or stock unit granted to a Participant pursuant to the Plan.

(b) "Board of Directors" means the Board of Directors of the Corporation.

(c) "Code" means the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code will include any successor provision of the Code.

(d) "Committee"  means the committee appointed by the Board of Directors from among its Outside Director members to administer the Plan pursuant to Section 3.

(e) "Exchange  Act" means the Securities Exchange Act of 1934, as amended from time to time, and any reference to a section of the Exchange Act will include any successor provision of the Exchange Act.

(f) "Outside Director" means a member of the Board of Directors who is not otherwise an employee of the Corporation.

(g)  "Participants"  means those individuals to whom Awards have been granted from time to time and any authorized transferee of such individuals.

(h)  "Performance  Award"  means an Award that vests only upon the satisfaction of one or more of the Qualifying
Performance Criteria specified in Section 10(b).

(i) "Plan" means this Frontier Airlines 2004 Equity Incentive Plan.

(j) "Share" means a share of common stock, without par value, of the Corporation or the number and kind of shares of stock or other securities which will be substituted or adjusted for such shares as provided in Section 11.

3. ADMINISTRATION

(a) Composition of Committee.  This Plan will be administered by the Committee.  The Committee will consist of three or more Outside Directors who will be appointed by the Board of Directors.  The Board of Directors will fill vacancies on the Committee and may from time to time remove or add members of the Committee.  The Board of Directors, in its sole discretion,  may exercise any authority of the Committee under this Plan and in such instances references herein to the Committee will refer to the Board of Directors.

(b)  Delegation  and  Administration.  The  Committee  may delegate the administration of the Plan to an officer or officers of the Corporation (each, an "Authorized  Officer").  An Authorized Officer may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this
Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting  and/or settlement of an Award, and to take such other actions as the Committee may specify, provided that in no case will any Authorized Officer be authorized to grant or modify grants of Awards under the Plan. Any action by any Authorized Officer within the scope of its delegation will be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee will include any such Authorized  Officer as to authorized actions, provided that the actions and interpretations of any
Authorized Officer will be subject to review and approval, disapproval or modification by the Committee.

(c) Powers of the Committee.  Subject to the express provisions and limitations set forth in this Plan, the Committee will be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

         (i) to prescribe, amend and rescind rules and regulations relating to this Plan, to interpret the Plan and any agreements entered into with respect to any grant, and to define terms not otherwise defined herein;

         (ii) to determine which persons are Participants, to which of such Participants, if any, Awards will be granted hereunder, and the nature and the timing of such Awards;

         (iii) to grant Awards to Participants and determine the terms and conditions thereof,  ncluding the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which
Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors;

         (iv) to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

         (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this
Plan (which need not be identical);

         (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 11;

         (vii) to  interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted  hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Corporation; and

         (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(d) Effect of Change in Status.  The Committee will have the discretion to determine the effect of an employee's change in status as an employee of the Corporation (including whether a Participant will be deemed to have experienced a termination of employment or other change in status and the nature of such termination or change) upon an Award, an individual's status as a Participant, and upon the vesting, expiration or forfeiture of an Award.

(e)  Determinations of the Committee.  All decisions, determinations and interpretations by the Committee regarding this Plan will be final and binding on all Participants. The Committee will consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Corporation and such attorneys,  onsultants and accountants as it may select.  A Participant or other holder of an Award may contest a decision or action by the
Committee with respect to such person or Award only on the grounds  that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action will be limited to determining whether the
Committee's decision or action was arbitrary or capricious or was unlawful.

4. PARTICIPANTS

Awards under the Plan may be granted to any person who is an employee of the Corporation or an Outside Director.  The
Board of  Directors will determine the status of the Chairman of the Board of Directors as an employee or Outside
Director for purposes of the Plan. Any person designated by the Corporation as an independent contractor will not be treated as an employee and will not be eligible for Awards under the Plan.

5. EFFECTIVE DATE AND EXPIRATION OF PLAN

(a)  Effective  Date.  This Plan was approved by the Board of Directors on July 15, 2004 and will become effective on
September  13,  2004,  subject to approval by the  affirmative  vote of the holders of a majority of the votes cast at the 2004 Annual Meeting of Shareholders.

(b) Expiration  Date. The Plan will remain available for the grant of Awards until September 12, 2009 or such earlier date as the Board of Directors may determine.  The expiration of the Committee's authority to grant Awards under the
Plan will not affect the operation of the terms of the Plan or the Corporation's  or  Participants'  rights  and obligations with respect to Awards granted on or prior to the expiration date of the Plan.

6. SHARES SUBJECT TO THE PLAN

(a) Aggregate  Limits.  Subject to adjustment as provided in Section 11, the aggregate number of Shares authorized for issuance as Awards under the Plan is  2,500,000,  of which no more than an  aggregate of 500,000 Shares may be issued as  restricted  stock  or  stock  units.  The  Shares subject to the Plan may be either Shares reacquired  by the
Corporation,  including Shares purchased in the open market, or authorized but unissued Shares.  Any Shares subject to an Award that for any reason  expires or  terminates  unexercised  or are not earned in full may again be made subject to an Award under the Plan.

(b) Tax Code Limits.  The aggregate number of Shares subject to stock options or stock appreciation rights granted under this Plan during any calendar year to any one Participant will not exceed 200,000.  The  aggregate number of
Shares subject to restricted stock or stock unit Awards granted under this Plan during any calendar year to any one
Participant shall not exceed 100,000 Shares.  Notwithstanding  anything to the contrary in this Plan, the foregoing limitations will be subject to adjustment under Section 11, but only to the extent that such  adjustment  will not affect the status of any Award intended to qualify as "performance-based compensation" under Section 162(m) of the
Code.  The aggregate number of Shares issued pursuant to incentive stock options granted under the Plan will not exceed 2,500,000,  which  limitation will be subject to adjustment under Section 11 only to the extent  that such adjustment is consistent with adjustments permitted of a plan authorizing incentive stock options under Section 422 of the Code.

7. PLAN AWARDS

(a) Award Types. The Committee, on behalf of the Corporation, is authorized under this Plan to grant, award and enter into the following arrangements or benefits under the Plan provided that their terms and conditions are not inconsistent with the provisions of the Plan: stock options, stock appreciation rights, restricted stock and stock units.  Such  arrangements  and benefits are sometimes  referred to herein as "Awards." The
Committee, in its discretion, may determine that any Award granted hereunder will be a Performance Award.

          (i) Stock  Options.  A "Stock Option" is a right to purchase a number of Shares at such exercise price, at such times,  and on such other terms and  conditions  as are specified in or  determined  pursuant to the  document(s)
evidencing  the Award (the "Option  Agreement").  The  Committee  may grant Stock  Options  intended to be eligible to qualify as  incentive  stock  options  ("ISOs")  pursuant  to Section 422 of the Code and Stock  Options  that are not intended to qualify as ISOs ("Non-Qualified Stock Options"), as it, in its sole discretion, will determine.

         (ii) Stock  Appreciation  Rights.  A "Stock Appreciation Right" or "SAR" is a right to receive, in cash or stock (as determined by the Committee), value with respect to a specific number of Shares equal to or otherwise based on the excess of (i) the market value of a Share at the time of exercise over (ii) the exercise  price of the right, subject to such terms and conditions as are expressed in the document(s) evidencing the Award (the "SAR
Agreement").

         (iii) Restricted Stock. A "Restricted  Stock" Award is an award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the
"Restricted Stock Agreement").

         (iv) Stock Unit. A "Stock Unit" Award is an award of a right to receive, in cash or stock (as determined by the Committee) the market value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the "Stock Unit Agreement").

(b) Grants of Awards.  An Award may consist of one of the foregoing arrangements or benefits or two or more of them in tandem or in the alternative.

8. GRANT, TERMS AND CONDITIONS OF STOCK OPTIONS AND SARS

The Committee may grant Stock Options or SARs at any time and from time to time prior to the expiration of the Plan to  ligible Participants selected by the Committee.  No Participant will have any rights as a shareholder with respect to any Shares subject to Stock Options or SARs  hereunder until Shares have been issued with respect to duly exercisable Stock Options or SARs. Each Stock Option or SAR will be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Each Stock Option grant will expressly identify the Stock Option as an ISO or as a Non-Qualified
Stock Option. Stock Options or SARs granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

(a) Price.  The purchase price (also referred to as the exercise price) under each Stock Option or SAR granted hereunder will be established by the Committee.  The purchase price per Share will not be less than 100% of the market value of a Share on the date of grant.  For purposes of the Plan, "market value" means the closing price of the Corporation's common stock on the date of issuance or the next following day on which the Shares are traded in the market.  The exercise price of a Stock Option will be paid in cash, or in such other form if and to the extent permitted by the Committee, including without limitation by payment under a broker-assisted sale and remittance program acceptable to the Committee.

(b) No  Repricing.  Other than in connection with a change in the Corporation's capitalization (as  described  in
Section 11 of the Plan), the exercise price of a Stock Option or SAR may not be reduced without shareholder approval.

(c) No  Reload  Grants.  Stock Options will not be granted under the Plan in consideration for and will not be conditioned upon the delivery of Shares to the Corporation in payment of the exercise price and/or tax  withholding obligation under any other employee stock option.

(d) Duration,  Exercise and  Termination  of Stock Options and SARs.  Each Stock Option or SAR will be exercisable at such  time and in such installments during the period prior to the expiration  of the Stock Option or SAR as determined by the  Committee.  The Committee will have the right to make the timing of the ability to exercise any
Stock Option or SAR subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate  by the Committee.  At any time after the grant of a Stock  Option,  the Committee may reduce or eliminate any restrictions on the Participant's right to exercise all or part of the Stock Option, except that no
Stock Option will first become exercisable within one (1) year from its date of grant, other than upon the death, disability or retirement of the person to whom the Stock Option was granted, in each case as specified in the Option
Agreement.  Each Stock Option or SAR that vests in full in five (5) or more years (long-term  retention  grants) must expire within a period of not more than ten (10) years from the grant date.  In each case, the Option  Agreement or
SAR Agreement may provide for expiration  prior to the end of the stated term of the Award in the event of the termination of employment or service of the Participant to whom it was granted.

(e)  Suspension or  Termination  of Stock Options and SARs. If at any time (including after a notice of exercise has been delivered) the Committee, including any Authorized Officer, reasonably believes that a Participant, other than an Outside Director, has committed an act of misconduct as described in this Section, the  Authorized Officer may suspend the Participant's right to exercise any Stock Option or SAR pending a determination of whether an act of misconduct has been committed.  If the Committee or an Authorized Officer determines a  articipant, other than an
Outside Director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to
Frontier, breach of fiduciary duty or deliberate disregard of Corporation rules or Code of Business Conduct and
Ethics resulting in loss, damage or injury to the Corporation, or if a Participant makes an unauthorized disclosure of any Corporation trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation or induces any principal for whom Frontier acts as agent to terminate such agency relationship, neither the Participant nor his or her estate will be entitled to exercise any Stock Option or SAR  whatsoever.  Any determination by the Committee or an Authorized Officer with respect to the foregoing will be final, conclusive, and binding on all interested parties.  For any Participant who is an "executive officer" for purposes of Section 16 of the Exchange Act, the determination of the Committee or of the Authorized Officer will be subject to the approval of the Board of Directors.

(f) Conditions and Restrictions Upon Securities Subject to Stock Options or SARs.  Subject to the express provisions of the Plan, the Committee may provide that the Shares issued upon exercise of a Stock Option or SAR will be subject to such further conditions  r agreements as the Committee in its discretion  may specify prior to the exercise of such Stock Option or SAR, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions.  The obligation to make payments with respect to SARs may be satisfied through cash payments or otherwise as the Committee will determine.  The Committee may establish rules for the deferred delivery of Common
Stock upon exercise of a Stock Option or SAR with the deferral evidenced by use of "Stock  Units" equal in number to the number of Shares whose delivery is so deferred.

(g) Other Terms and  Conditions.  Stock Options and SARs may also contain such other provisions, which will not be inconsistent with any of the foregoing terms, as the Committee will deem appropriate.

(h) ISOs.  Stock Options intending to qualify as ISOs may be granted only to employees of the Corporation within the meaning of the Code, as determined by the Committee.  No ISO will be granted to any person if immediately after the grant of such Award, such person would own stock, including  stock subject to outstanding Awards held by him or her under the Plan or any other plan established  by the Corporation, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Corporation.  To the extent that the Option
Agreement  specifies  that a Stock Option is intended to be treated as an ISO, the Stock Option is intended to qualify to the greatest extent possible as an "incentive  stock option"  within the meaning of Section 422 of the Code, and will be so construed; provided, however, that any such designation will not be interpreted as a representation, guarantee or other undertaking on the part of the Corporation that the Stock Option is or will be determined to qualify as an ISO. If and to the extent that any Shares are issued under a portion of any Stock Option that exceeds the $100,000 limitation of or such other limitation imposed by Section 422 of the Code, as amended, such Shares will not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause a Stock Option tocease to qualify as an ISO pursuant to the Code and by accepting a Stock Option the Participant agrees in advance to such disqualifying action.

(i) Outside  Director Stock Options.  Each Outside Director may be granted a Non-Qualified Stock Option (an "Outside
Director Option") once each fiscal year for services as a director in an amount not more than 10,000 Shares, as determined by the Board of Directors, provided that if an Outside Director is elected to begin serving as a director on a date not coincident with the grant date for such annual grant, then he or she may be granted an initial Outside
Director Option as of the date of the first meeting of the Board of Directors at which he or she serves for a prorated number of Shares based on the number of months remaining until the next annual Outside Director Option grant.  Notwithstanding  anything  to the  contrary in this Plan, the foregoing limitations will be subject to adjustment under Section 11. The determination to grant Stock Options to Outside  Directors, number of Shares subject to each Outside Director Stock Option, or the formula pursuant to which such number will be determined, the date of grant and the vesting, expiration and other terms applicable to such Stock Options will be specified from time to time by the Board of Directors, subject to the terms of this Plan applicable to Stock Options in general.

9. GRANT, TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

Subject to the aggregate limitation set forth in Section 6 of the Plan, the Committee may grant Restricted Stock or
Stock Units at any time and from time to time prior to the expiration of the Plan to eligible Participants selected by the Committee.  A Participant will have rights as a shareholder with respect to any Shares subject to a Restricted
Stock Award hereunder only to the extent specified in this Plan or the Restricted  Stock Agreement evidencing such
Award. Awards of Restricted Stock or Stock Units will be evidenced only by such agreements, notices and/or terms or conditions documented in such form  (including by electronic communications) as may be approved by the Committee.
Awards of Restricted Stock or Stock Units granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

(a) Terms and  Conditions.  Each Restricted Stock Agreement and each Stock Unit Agreement will contain provisions regarding (i) the number of Shares subject to such Award or a formula for determining such, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the  performance criteria, if any, that will determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee,
(v) restrictions on the transferability of the Shares, and (vi) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

(b) Sale Price.  Subject to the requirements of applicable law, the Committee will determine the price, if any, at which Shares of Restricted Stock or Stock Units will be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market value of such Shares at the date of grant or issuance.

(c) Share  Vesting.  The grant, issuance, retention and/or vesting of Shares under Restricted Stock or Stock Unit
Awards will be at such time and in such installments as determined by the Committee or under criteria established by the Committee.  The Committee will have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Stock or Stock Unit Awards subject to continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the
Committee, which criteria may be based on financial performance and/or personal performance evaluations.  No condition that is based on performance criteria and level of achievement versus such criteria will be based on performance over a period of less than one year and no condition that is based upon continued employment or the passage of time will provide for vesting in full of a Restricted Stock or Stock Unit Award in less than pro rata installments over three years from the date the Award is made, other than with respect to such Awards that are issued upon exercise or settlement of Stock Options or SARs or upon the death, disability or retirement of the
Participant, in each case as specified in the agreement evidencing such Award.  Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock or Stock Unit that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria  elected by the Committee and specified at the time the Restricted Stock Award is granted.

(d)  Termination  of  Employment.  The Restricted Stock or Stock Unit Agreement may provide for the forfeiture or cancellation of the Restricted Stock or Stock Unit Award, in whole or in part, in the event of the termination of employment or service of the Participant to whom it was granted.

(e) Stock  Units.  Except to the extent this Plan or the Committee specifies otherwise, Stock Units represent an unfunded and unsecured obligation of the Corporation and do not confer any of the rights of a shareholder until
Shares are issued  thereunder. Settlement of Stock Units upon expiration of the deferral or vesting  period will be made in Shares or otherwise as determined by the Committee. The number of Shares, or other settlement medium, to be so distributed may be increased by an interest factor or by dividend equivalents. Until a Stock Unit is so settled, the number of Shares represented by a Stock Unit will be subject to adjustment pursuant to Section 11. Any Stock
Units that are settled after the Participant's death will  be distributed  to  the  Participant's  designated beneficiary(ies) or, if none was designated, the Participant's estate.

(f) Outside Director Restricted Stock or Stock Units. Each Outside Director may be granted Restricted Stock or Stock
Units ("Outside Director Restricted  Stock" or "Outside Director Stock Units") once each fiscal year for services as a director in an amount not more than 5,000  Shares, as determined by the Board of Directors, provided that if an
Outside Director is elected to begin serving as a director on a date not coincident with the grant date for such annual grant, then he or she may be granted an initial Award of Outside Director Restricted  Stock or Outside
Director Stock Units as of the date of the first meeting of the Board of  irectors at which he or she serves for a prorated number of Shares based on the number of months remaining until the next such annual grant. Notwithstanding anything to the contrary in this Plan, the foregoing limitations will be subject to adjustment under Section 11. The determination to grant Restricted  Stock or Stock Units to Outside Directors, number of Shares subject to each Award of Outside Director Restricted Stock or Outside Director Stock Units, or the formula pursuant to which such number will be determined, the date of grant and the vesting, expiration and other terms applicable  to such  Restricted
Stock or Stock Units will be specified from time to time by the Board of Directors, subject to the terms of this
Plan applicable to Restricted Stock or Stock Units in general.

10. OTHER PROVISIONS APPLICABLE TO AWARDS

(a)  Transferability. Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this
Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award to provide  that the Award is  transferable or assignable (i) in the case of a  transfer without the payment of any consideration, to any "family member" as such term is defined in Section 1(a)(5)of the General Instructions to Form
S-8 under the Securities Act of 1933, as such may be amended from time to time,  and (ii) in any transfer described in clause (ii) of Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as  modified as the
Committee will determine appropriate, and as a condition to such transfer the transferee will execute an agreement agreeing to be bound by such terms; provided further, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance that does not qualify under this Section 10(a) will be void and unenforceable against the Corporation.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term "Qualifying Performance Criteria" means any one or more of the following performance criteria, or such other performance criteria as may be identified by the
Committee from time to time, either individually, alternatively or in any combination, applied to the Corporation and measured either annually or cumulatively over a period of  years, on an  absolute  basis or  relative  to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow, (ii)  earnings per share, (iii)  earnings before interest, taxes and amortization, (iv) return on equity, (v) total shareholder return, (vi) share price  performance, (vii) return on capital, (viii) return on assets or net assets, (ix) revenue, (x) income or net income, (xi) operating income or net operating income, (xii) operating profit or net operating profit, (xiii) operating margin or profit margin, (xiv)
return on operating revenue, (xv) return on invested capital, (xvi) on-time, lost baggage or other operational performance measures, including cost per available seat mile or revenue per available seat mile, or (v) customer satisfaction.  The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance
Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii)
litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring  programs and
(v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in
management's discussion and analysis of financial condition and results of operations appearing in the Corporation's annual report to shareholders for the applicable year.  Notwithstanding satisfaction of any completion of any
Qualifying Performance Criteria, to the extent specified at the time of grant of an Award, the number of Shares,
Stock Options, SARs, Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion will determine.

(c)  Dividends.  Unless otherwise provided by the Committee, no adjustment will be made in Shares issuable under
Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Committee will specify whether dividends or dividend equivalent amounts will be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.

(d) Documents Evidencing  Awards.  The Committee will, subject to applicable law, determine the date an Award is deemed to be granted.  The Committee may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement's or document's effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such  Participant  agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan will not confer any rights upon the Participant  holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

(e) Additional Restrictions on Awards.  Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant or Participants, and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

11. ADJUSTMENT OF AND CHANGES IN THE COMMON STOCK

(a) The existence of outstanding Awards will not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other  securities of the Corporation or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Except as expressly provided herein or as determined by the Committee in its sole discretion, the number of
Shares subject to Awards or the purchase price per Share will not be affected or adjusted by (i) the issuance by the
Corporation of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, (ii)
the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value.

(c) If the  outstanding  Shares or other  securities of the Corporation, or both, for  which  the  Award is then exercisable or as to which the Award is to be settled will at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Corporation, the Committee may appropriately and equitably adjust the number and kind of Shares or other securities which are subject to this Plan or subject to any Awards theretofore granted, and the  exercise  or  settlement  prices of such  Awards,  so as to maintain  the  proportionate  number of  Shares  or other  securities without  changing  the aggregate exercise or settlement price.

(d) No right to purchase fractional Shares will result from any adjustment in Stock Options or SARs pursuant to this
Section 11. In case of any such adjustment, the Shares subject to the Stock  Option or SAR will be rounded down to the nearest whole share.

(e) Any other provision hereof to the contrary notwithstanding (except Section 11(a)), in the event Frontier is a party to a merger or other reorganization, outstanding Awards will be  subject  to the  agreement of  merger  or reorganization.  Such agreement may provide,  without  limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation  by Frontier (if Frontier is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

12. LISTING OR QUALIFICATION OF COMMON STOCK

In the event that the Board of Directors determines in its discretion that the listing or qualification  of the
Shares available for issuance under the Plan on any securities exchange or quotation or trading system or under any applicable law or governmental regulation is necessary as a condition to the issuance of such Shares, a Stock Option or SAR may not be exercised in whole or in part and a Restricted Stock or Stock Unit Award will not vest unless such listing, qualification, consent or approval has been unconditionally obtained.

13. TERMINATION OR AMENDMENT OF THE PLAN

(a) The Board of Directors may amend, alter or discontinue the Plan and the Board or the Committee may to the extent permitted  by the Plan amend any agreement or other document evidencing an Award made under this Plan, provided, however, that the Corporation will submit for shareholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 11) required to be submitted for shareholder approval by NASDAQ or that otherwise would:

         (i) increase the maximum number of Shares for which Awards may be granted under this Plan;

         (ii) reduce the price at which Stock Options may be granted below the price provided for in Section 8(a);

         (iii) reduce the option price of outstanding Stock Options;

         (iv) extend the term of this Plan;

         (v) change the class of persons eligible to be Participants; or

         (vi) increase the limits in Section 6.

(b) No such amendment or alteration will be made which would impair the rights of any Participant, without such
Participant's consent, under any Award theretofore granted, provided that no such consent will be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Corporation, the Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard,  r (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

14. WITHHOLDING

To the extent required by applicable federal,state, local or foreign law, the Committee may and/or a Participant will make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise with respect to any Stock Option, SAR, Restricted Stock or Stock Unit Award, or any sale of Shares.  The
Corporation  will not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied.  To the extent permitted or required by the Committee,  these obligations may or will be satisfied by having the Corporation withhold a portion of the Shares of stock that otherwise would be issued to a
Participant under such Award or by tendering Shares previously acquired by the Participant.

15. GENERAL PROVISIONS

(a)  Employment At Will. Neither the Plan nor the grant of any Award nor any action  by the Corporation, any
Subsidiary or the Committee will be held or construed to confer upon any person any right to be continued in the employ of the Corporation.  The Corporation expressly reserves the right to discharge, without liability but subject to his or her rights under this Plan, any Participant whenever in the sole discretion of the Corporation or a
Subsidiary, as the case may be, its interest may so require.

(b) Governing Law. This Plan and any agreements or other documents hereunder will be interpreted  and construed in accordance with the laws of the State of Colorado and applicable federal law. The Committee may provide that any dispute as to any Award will be presented and  etermined in such forum as the Committee may specify, including through binding arbitration.  Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation will be deemed to include any  successor law, rule or regulation of similar effect or applicability.

(c) Unfunded Plan. Insofar as it provides for Awards, the Plan will be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience.  The Corporation will not be required to segregate any assets that may at any time be represented by Awards, nor will this Plan be construed as providing for such segregation,  nor will the
Corporation or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

16. NON-EXCLUSIVITY OF PLAN

Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the shareholders  f the Corporation for approval will be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of stock options, stock appreciation  rights, restricted stock or stock units otherwise than under this
Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17. COMPLIANCE WITH OTHER LAWS AND REGULATIONS

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Corporation to sell,  ssue or deliver Shares under such Awards, will be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required.  The Corporation will not be  required  to register in a  Participant's  name or deliver any  Shares prior to  the  completion of any registration or qualification of such Shares under any federal, state or local law or any ruling or regulation of any government body which the Committee will determine to be necessary or advisable. To the extent the Corporation is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Corporation will be relieved of any liability with respect to the failure to issue or sell such
Shares as to which such requisite authority will not have been obtained.  No Stock Option will be exercisable and no
Shares will be issued and/or  transferable under any other Award unless a registration statement with respect to the
Shares  underlying  such  Stock  Option  is  effective and current or the Corporation has determined that such registration is unnecessary.

18. LIABILITY OF CORPORATION

The Corporation will not be liable to a Participant or other persons as to:

(a) the non-issuance or sale of Shares as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation's counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and

(b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Stock Option or other Award granted hereunder.